Exhibit 99.1

Press Release

Release Date: August 14, 2008	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF  PENNSYLVANIA ANNOUNCES THIRD QUARTER RESULTS

Philadelphia, Pennsylvania (August 14, 2008) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $3.6 million or $0.33 per share, for the quarter ended June 30, 2008 as compared to net income of $977,000, or $0.09 per share, for the same period in 2007.    For the nine months ended June 30, 2008, the Company recognized a net loss of $3.6 million, or $0.33 per share, compared to net income of $2.8 million, or $0.25 per share, for the comparable period in 2007.  The net loss reported for both the three and nine months ended June 30, 2008 was due to the recognition of an impairment charge taken in the quarter ended March 31, 2008 with respect to the Company’s $35.0 million investment in a mutual fund which was previously disclosed and the subsequent loss incurred in connection with the redemption of the Company’s investment in the fund in June 2008.  The fiscal year to date after tax loss related to the impairment charge and redemption was approximately $5.5 million, of which $4.5 million was recognized during the quarter ended June 30, 2008.

Tom Vento, President and Chief Executive Officer, stated “Like many of our colleagues in the financial services industry, we are very disappointed to be reporting a loss for the period.  The loss incurred was solely due to the impairment charges and subsequent loss recognized upon redemption of a mutual fund investment due primarily to the on-going turbulence being experienced in the mortgage markets.  Our regulatory capital ratios remain substantially higher than the Federal Reserve and FDIC requirements to be considered well capitalized.”

At June 30, 2008, the Company’s assets totaled $481.5 million, an increase of $7.3 million from $474.2 million at September 30, 2007.  The increase was primarily attributable to an increase in net loans receivable of $14.3 million offset in part by a net decrease in the investment and mortgage-backed security portfolios due primarily to repayments.

Total liabilities increased $17.8 million to $411.0 million at June 30, 2008 from $393.2 million at September 30, 2007.  The increase was primarily due to a $20.5 million increase in deposits, mainly in certificates of deposit.  The increase in deposits was partially offset by the repayment of FHLB advances which decreased by $3.0 million, from $33.7 million at September 30, 2007 to $30.7 million at June 30, 2008.

Stockholders’ equity decreased by $10.5 million to $70.5 million at June 30, 2008 as compared to $81.0 million at September 30, 2007 primarily as a result of the $5.1 million cost of repurchasing 408,500 shares of common stock during the nine month period ended June 30, 2008, the net loss of $3.6 million and the declaration of quarterly cash dividends totaling $1.6 million.

Net interest income decreased modestly by $42,000 or 1.4% for the three months ended June 30, 2008 as compared to the same period in 2007. The decrease reflected the effects of a $281,000 or 4.2% decrease in interest income partially offset by a $239,000 or 6.4% decrease in interest expense.  The decrease in interest income resulted from a 31 basis point decrease in the weighted average yield earned on interest-earning assets to 5.62% for the quarter ended June 30, 2008 from the comparable period in 2007 partially offset by a $4.7 million or 1.0% increase in the average balance of such assets for the three months ended June 30, 2008, as compared to the same period in 2007.  The decrease in interest expense resulted from a 41 basis point decrease to 3.55% in the weighted average rate paid on interest-bearing liabilities partially offset by a $16.4 million or 4.3% increase in the average balance of interest-bearing liabilities for the three months ended June 30, 2008, as compared to the same period in 2007.

For the nine months ended June 30, 2008, net interest income decreased $684,000 or 7.4% to $8.5 million as compared to $9.2 million for the same period in 2007. The decrease was due to the combined effects of a $429,000 or 2.1% decrease in interest income and a $255,000 or 2.3% increase in interest expense.  The decrease in interest income resulted from an 18 basis point decrease in the weighted average yield earned on interest-earning assets to 5.74% for the nine months ended June 30, 2008 from the comparable period in 2007 partially offset by a $3.8 million or 0.8% increase in the average balance of such assets for the nine months ended June 30, 2008, as compared to the same period in 2007.  The increase in interest expense resulted from a $14.7 million or 3.9% increase in the average balance of interest-bearing liabilities for the nine months ended June 30, 2008, as compared to the same period in 2007, partially offset by a 5 basis point decrease to 3.83% in the weighted average rate paid on interest-bearing liabilities.

For the quarter ended June 30, 2008, the net interest margin was 2.58%, as compared to 2.64% for the comparable period in 2007.  For the nine months ended June 30, 2008, the net interest margin was 2.49%, as compared to 2.71% for the comparable period in 2007.  The compression in the net interest margin for the nine month period primarily reflected a decrease in the yield earned on interest-earning assets.  For the quarter, the compression in net interest margin was primarily due to a decrease in net interest-earning assets.  The decline in the yield earned on interest-earning assets reflected in large part the effects of the decline in market rates of interest in recent periods.

            The Company established a provision for loan losses of $112,000 for the quarter ended June 30, 2008 and $262,000 for the nine-month period ended June 30, 2008 as compared to a credit of $20,000 and a provision of $55,000, respectively, for the comparable periods in 2007.  The provisions in the 2008 periods primarily increased due to issues surrounding two assets. One was a $2.1 million single-family construction loan which became real estate owned during the quarter ended March 31, 2008 through execution of a deed in lieu of foreclosure which resulted in a $68,000 charge to the allowance for loan losses for the quarter ended March 31, 2008 and an increase in the provision for such period. The other credit was a $3.0 million construction loan reflecting Prudential Savings’ participation interest in a $14.9 million construction loan to build a 40-unit high-rise condominium project in Center City, Philadelphia which has experienced payment delinquencies.

In addition, based on an updated appraisal, the value of the real estate collateralizing the loan has declined.  Although construction on the project is nearing completion, the project is behind schedule.  Another financial institution is the lead lender on the loan. The loan was not classified as non-performing as of June 30, 2008. At June 30, 2008, the Company’s non-performing assets totaled $1.8 million, or 0.37% of total assets and primarily consisted of the one real estate owned property noted above recorded at $1.7 million.   The allowance for loan losses totaled $770,000, or 0.3% of total loans and 652.5% of non-performing loans at June 30, 2008.

Non-interest income decreased by $4.1 million and $5.6 million, respectively, for the three and nine month periods of 2008 compared with the same periods in 2007.  The decreases were due to the previously disclosed impairment charge in the second quarter and subsequent redemption in the third quarter of the Company’s $35.0 million investment in a mutual fund portfolio.  Due to the continued decline in the net asset value of the fund and the manager’s decision to activate the redemption in kind provision, Prudential Savings redeemed its shares in the form of approximately $24.7 million in mortgage-backed securities and $4.3 million in cash.  Through the redemption in June 2008, the Company incurred a pre-tax charge to earnings of approximately $3.6 million on a fiscal year to date basis.  After receipt of the securities, the Company recorded an additional pre-tax charge of $1.9 million based on market valuations provided by independent pricing services on the securities received in the redemption.  The securities acquired are classified as available for sale.

For the quarter and nine months ended June 30, 2008, non-interest expense increased $60,000 and $441,000, respectively, compared to the same periods in the prior year.  The increases were primarily due to increases in advertising expenses, expenses related to the real estate owned property, and expenses related to internal control evaluations and testing mandated by provisions of the Sarbanes-Oxley Act.  Offsetting the increase was a decrease in professional fees due to reimbursements from the Company’s insurance carrier for legal expenses incurred in prior quarters associated with the defense of the previously disclosed lawsuit commenced in October 2006 by a shareholder, Stilwell Value Partners I, L.P.

The Company recognized income tax expense for the quarter and nine months ended June 30, 2008 of $703,000 and $607,000, respectively, compared to income tax expense of $456,000 and $1.1 million, respectively, for the quarter and nine months ended June 30, 2007.  Tax expense was recorded in the current periods despite incurring losses before taxes due to a conservative tax position taken by the Company based on the uncertainty of the recognition of the tax benefits associated with the redemption of the Company’s investment in the  mutual fund.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

      This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)

	At June 30,	At September 30,
	2008	2007

	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$481,520	$474,192
Cash and cash equivalents	13,831	12,269
Investment securities:
Held-to-maturity	124,018	134,782
Available-for-sale	3,351	38,343
Mortgage-backed securities held-to-maturity	41,533	45,534
Mortgage-backed securities available-for-sale	47,858	8,549
Loans receivable, net	233,481	219,149
Deposits	374,489	354,038
FHLB advances	30,711	33,743
Stockholders’ equity	70,498	80,961
Full service offices	7	7

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,465	$6,746	$19,691	$20,120
Total interest expense	3,503	3,742	11,165	10,909
Net interest income	2,962	3,004	8,526	9,211
Provision for loan losses	112	(20)	262	55
Net interest income after provision for loan losses	2,850	3,024	8,264	9,156
Total non-interest (loss) income	(3,798)	262	(4,855)	794
Total non-interest expense	1,913	1,853	6,438	5,997
(Loss) income before income taxes	(2,861)	1,433	(3,029)	3,953
Income tax expense	703	456	607	1,115
Net (loss) income	(3,564)	977	(3,636)	2,838
Basic (loss) earnings per share	(0.33)	0.09	(0.33)	0.25
Diluted (loss) earnings per share	(0.33)	0.09	(0.33)	0.25

Selected Operating Ratios(1):
Average yield on interest- earning assets	5.62%	5.93%	5.74%	5.92%
Average rate on interest-bearing Liabilities	3.55%	3.96%	3.83%	3.88%
Average interest rate spread(2)	2.07%	1.97%	1.91%	2.04%
Net interest margin(2)	2.58%	2.64%	2.49%	2.71%
Average interest-earning assets to average interest-bearing liabilities	116.60%	120.42%	117.50%	121.08%
Net interest income after provision for loan losses to non-interest expense	148.98%	163.19%	128.36%	152.68%
Total non-interest expense to average assets	1.60%	1.57%	1.81%	1.70%
Efficiency ratio(3)	(228.83)%	56.74%	175.37%	59.94%
Return on average assets	(2.98)%	0.83%	(1.02)%	0.81%
Return on average equity	(19.02)%	4.62%	(6.21)%	4.38%
Average equity to average assets	15.64%	17.95%	16.44%	18.43%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2008	2007	2008	2007

Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	0.05%	0.22%	0.05%	0.22%
Non-performing assets as a percent of total assets(5)	0.37%	0.10%	0.37%	0.10%
Allowance for loan losses as a percent of total loans	0.31%	0.28%	0.31%	0.28%
Allowance for loan losses as a percent of non-performing loans	652.54%	135.01%	652.54%	135.01%
Net charge-offs to average loans receivable	0.00%	0.00%	0.30%	0.00%

Capital Ratio(4)
Tier 1 leverage ratio
Company	14.73%	17.51%	14.73%	17.51%
Bank	13.68%	15.35%	13.68%	15.35%
Tier 1 risk-based capital ratio
Company	32.27%	37.26%	32.27%	37.26%
Bank	29.98%	32.66%	29.98%	32.66%
Total risk-based capital ratio
Company	32.71%	37.66%	32.71%	37.66%
Bank	30.42%	33.05%	30.42%	33.05%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.  The ratios were substantially higher in the 2008 periods due to the impairment charges incurred in connection with the determination that the Company’s mutual fund investment was impaired.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Bank’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.